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                                                          EXHIBIT 99.2



                                          Media Contact: Richard Tofel
                                                        (212) 416-2951

                                       Investor Contact: Jerome Leshne
                                                        (212) 416-2687



                    DOW JONES & COMPANY ANNOUNCES
                  THAT FIRST QUARTER 2001 EARNINGS
                    WILL FALL SHORT OF CONSENSUS

              DOW JONES ALSO FINALIZES YEAR 2000 EARNINGS,
                 INCLUDING RESERVE FOR LOSS CONTINGENCY
                 RELATED TO BRIDGE INFORMATION SYSTEMS



     NEW YORK, N.Y. (March 7, 2001)- Dow Jones & Company announced today that first quarter 2001 earnings are now expected to be in the range of 16-20 cents per diluted share, below current market expectations, on softer than expected advertising revenues.

     Advertising linage, or volume, at The Wall Street Journal fell 32.1% on a per issue basis in February, after a 42.1% increase a year earlier. Linage is expected to be down by a similar percentage in March, compared with last year's 36% gain. As a consequence, Dow Jones now expects Journal per-issue linage to decline 25-30% in the first quarter of this year, compared with a 38.2% increase in the first quarter of 2000.

     "Based on continuing economic uncertainty and related softness in advertising, particularly in the financial and technology sectors, operating results for the balance of 2001 are difficult to project at this point," said Peter R. Kann, chairman and chief executive






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officer. "After coming up against the extraordinary first half of last year, we would note that advertising comparisons will ease considerably in the third and fourth quarters, and we expect the percentage declines in linage to ease as well, and perhaps turn into modest gains in the latter part of this year."

     Richard F. Zannino, executive vice president and chief financial officer, said, "We are taking aggressive actions that will even better align our expense structure with the current operating environment,
without inhibiting future growth.   These actions will include deferring
discretionary expenditures and achieving new operating efficiencies across all of our businesses. Unfortunately, they will also include some reductions in personnel. When these steps have been taken, however, Dow Jones will be exceptionally well positioned for resumed growth, building on our very strong franchises and brands."

     Dow Jones also announced today that it has established a reserve of $255 million, charged against earnings in the fourth quarter of 2000, in connection with its guarantee of payments owed by the Telerate subsidiary of Bridge Information Systems. While payments, if any, under the guarantee would be made in cash, the reserve announced today does not reflect the expenditure of cash.

     With this reserve, and preliminary results and other special items reported earlier, Dow Jones recorded a loss of $274.3 million, or $3.15 per share, in the fourth quarter of 2000, and a loss of $119 million, or $1.35 per share, for all of 2000, compared to profits of $272.4 million, or $2.99 per diluted share, for all of 1999. Before special items, as previously announced, Dow Jones earned $294.6 million, or $3.32 per diluted share, in 2000. Earnings per share before special items rose 36% in 2000 after rising 27% in 1999.





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     As previously disclosed, Dow Jones has guaranteed, under certain circumstances, certain annual minimum payments for data that Telerate acquires from Cantor Fitzgerald Securities and Market Data Corporation (the "Cantor Data") under contracts entered into during the period when Telerate was owned by Dow Jones. The minimum payments average approximately $50 million per year through October 2006, the aggregate net present value of which is approximately $255 million.

     Bridge has filed a petition under Chapter 11 of the U.S. Bankruptcy Code with a view to seeking a sale of its assets. While it is not possible for Dow Jones to determine with certainty the extent to which it may be required to make payments under the guarantee, the Company believes that the Cantor Data has substantial value, the realization of which would offset any liability of Dow Jones under the guarantee.
Again, however, it is not possible for Dow Jones to determine with certainty whether or when any such offsets would be realized.

     To the extent any offsets against the guarantee are realized, or if the liability is otherwise reduced or eliminated, Dow Jones will reduce or eliminate the reserve and recognize special gains in the relevant periods.

     Dow Jones will hold a conference call, to be webcast at http://dj.com, at 9:00am this morning to discuss the first quarter 2001 outlook and related issues.

     Dow Jones & Company (NYSE: DJ; dj.com) publishes The Wall Street Journal and its international and online editions, Barron's and SmartMoney magazines and other periodicals, Dow Jones Newswires, Dow Jones Indexes, and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Excite@Home of Work.com, and with NBC of the CNBC television operations in Asia






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and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.



Information Relating To Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including, business, economic and stock market conditions that are impacting the volume of advertising, in particular IPO, dot-com, technology and financial advertising, in the company's products and services; and such other risk factors as may have been or may be included from time to time in the company's reports filed with the Securities and Exchange Commission.






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